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                                                                     EXHIBIT 8.2

                        [COOLEY GODWARD LLP LETTERHEAD]

March   , 2001

New Era of Networks, Inc.
6550 S. Greenwood Plaza Blvd.
Englewood, CO. 80111

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed in connection with
(i) the exchange offer (the "Offer") proposed to be made by Sybase, Inc., a Delaware corporation ("Parent"), through its wholly-owned subsidiary, Neel Acquisition Corp., a Delaware corporation ("Merger Sub"), to exchange shares of Parent for shares of New Era of Networks, Inc., a Delaware corporation (the "Company"), and (ii) the proposed merger of Merger Sub with and into the Company (the "Merger"), in each case pursuant to the Agreement and Plan of Reorganization dated as of February 20, 2001 (the "Reorganization Agreement"), by and among Parent, Merger Sub, and the Company. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

     We have acted as counsel to the Company in connection with the Offer and the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

          (a) the Reorganization Agreement;

          (b) the Registration Statement, which includes the Preliminary Prospectus of Parent (the "Preliminary Prospectus");

          (c) those certain tax representation letters of even date herewith delivered to us by Parent, Merger Sub, the Company and certain related parties (the "Tax Representation Letters"); and

          (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Offer and the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

          (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the closing of the Offer or the Effective Time of the Merger, as the case may be) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

          (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Offer and the Merger, including, but not limited to, those set forth in the
     Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times and any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification;
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New Era of Networks, Inc.
March   , 2001
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          (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof; and

          (d) The opinion of even date herewith rendered by Wilson Sonsini Goodrich & Rosati, P.C., to the Parent and filed as Exhibit 8.1 to the Registration Statement has been delivered and has not been withdrawn.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we believe that the discussion entitled "Material Federal Income Tax Consequences" contained in the Preliminary Prospectus, insofar as it relates to statements of law and legal conclusions, accurately sets forth the material federal income tax considerations generally applicable to the Offer and the Merger.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Offer and the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Offer or Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     No opinion is expressed as to any transaction other than the Offer and the Merger as described in the Reorganization Agreement, or as to any transaction whatsoever, including the Offer and the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

     This opinion only represents our best judgment as to the federal income tax consequences of the Offer and the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

     We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Preliminary Prospectus and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          COOLEY GODWARD LLP
Susan Cooper Philpot
SCP:dm